UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2015

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into Material Definitive Agreement.

MVP REIT, Inc., (“MVP REIT”) through its wholly owned entity, MVP Minneapolis Orpheum Lots, LLC, announced that it has entered into a purchase agreement dated August 25, 2015 to purchase two parking lots for approximately $16 million in cash.   The first parking lot is located at 1022 Hennepin Avenue, Minneapolis, MN 55402 (the “Hennepin lot”). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North, Minneapolis, MN 55402 (the “10th street lot”). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces.

MVP REIT anticipates entering into a lease with a parking operator.

The Purchase Agreement is subject to MVP REIT’s due diligence.  It is anticipated that the purchase will close in first quarter 2016, however, there can be no assurance when and if this acquisition will be completed. It is contemplated that MVP REIT will fund between $3,000,000 and $4,000,000 of the purchase price, if the acquisitions close, and MVP REIT will seek a joint venture partner, which may be an affiliate of MVP REIT, for the remaining purchase price for the Hennepin lot and the 10th street lot. There can be no assurance of a joint venture partner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2015

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer